Exhibit 99.1

SECOND AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

Between Noel Wheeler and Labor Ready, Inc.

WHEREAS, Noel Wheeler (“Executive”) and Labor Ready, Inc. (“Labor Ready” or “Company”) entered into an executive employment agreement effective as of May 27, 2005 (“Agreement”), as amended by the “First Amendment to the Executive Employment Agreement between Noel Wheeler and Labor Ready, Inc.” (collectively referred to as the “Wheeler Agreement”); and

WHEREAS, Executive and Company would like to amend the Wheeler Agreement to conform to other Labor Ready Executive Employment Agreements; and

WHEREAS, in Section II.A.2.(b)(ii) of the Wheeler Agreement, the term “continued vesting” was used, but other Labor Ready Executive Agreements entered into since that time have used the term “accelerated vesting”, and not the term “continued vesting”, and such agreements included other ministerial changes,

NOW, THEREFORE, effective May 31, 2007, Section II.A.2.(b)(ii) of the Wheeler Agreement is amended in its entirety to read as follows:

accelerated vesting in any previously awarded stock options, restricted stock and other equity awards as if Executive had worked for the Company for twelve (12) months after Executive’s termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement, as this accelerated vesting will not extend or otherwise delay the time period for exercising an option or other equity award.

LABOR READY, INC.		EXECUTIVE

By:		By:

Name:		Date Executed:	, 2007

Title:

Date Executed:	, 2007